Exhibit 99.1

      AMI Semiconductor Completes Acquisition of Dspfactory Ltd.

    POCATELLO, Idaho--(BUSINESS WIRE)--Nov. 12, 2004--

  Acquisition Further Strengthens Ability to Deliver Ultra-Low Power
          Solutions for Global Medical and Industrial Markets

    AMI Semiconductor (Nasdaq:AMIS), a designer and manufacturer of state-of-the-art integrated mixed-signal and structured digital products, has completed its acquisition of substantially all of the assets and certain liabilities of Dspfactory Ltd., a leading provider of ultra-low power digital signal processing (DSP) technology for approximately $25.9 million in cash and 1,314,000 shares of common stock. Up to an additional $8.5 million in common stock may be paid, dependent upon meeting certain revenue milestones in either 2005 or 2006. Through the acquisition, AMI Semiconductor has further strengthened its ability to design, manufacture and deliver ultra-low power DSP solutions for the global medical and industrial markets.
    As a result of the acquisition, AMIS now has access to Dspfactory's proprietary DSP-based mixed-signal platforms. These platforms will allow AMIS to provide increased DSP functionality in applications such as advanced digital hearing aids, implantable and diagnostic applications in the medical market.
    In addition to the technology, AMIS has acquired Dspfactory's facilities and operations in Waterloo, Ontario, Canada, and the company's design center in Marin, Switzerland.
    "This acquisition is in line with our strategic focus on the global industrial and medical sectors, and further strengthens our ability to develop the low power hardware and the DSP algorithms that these sectors increasingly demand," said Christine King, president and CEO of AMI Semiconductor.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor, Pocatello
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com
             or
             Shelton
             Helen Garrett, 972-239-5119 x201
             hgarrett@sheltongroup.com
             or
             Jason Caldwell, 972-239-5119 x119
             jcaldwell@sheltongroup.com
             or
             Investor Relations:
             AMI Semiconductor
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com